Exhibit 5.1

1401 Eye Street NW, Suite 800, Washington, DC, 20005      202.783.3300

September 4, 2015

Board of Trustees

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Ladies and Gentlemen:

We are acting as counsel to Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Trust”), in connection with the public offering of the Trust’s common shares of beneficial interest, par value $0.01 per share, having an aggregate gross sales price of up to $75,980,421 (the “Shares”), all of which Shares are to be offered and sold by the Trust from time to time in accordance with the terms of the On Demand Sales Agreements, each dated September 6, 2013, and as amended September 4, 2015 (as amended, each, a “Sales Agreement,” and collectively, the “Sales Agreements”), among the Trust and Chesapeake Lodging, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and each of Robert W. Baird & Co., Incorporated and JMP Securities LLC, on the other hand. The Shares are being offered pursuant to a prospectus supplement dated September 4, 2015 and the accompanying base prospectus dated September 3, 2014 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-198558) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Trust to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Trust’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and applicable provisions of the Maryland General Corporation Law, as amended (collectively, the “Maryland REIT Law”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Trustees

Chesapeake Lodging Trust

September 4, 2015

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) authorization by the Trust’s Board of Trustees or a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Board of Trustees or a duly authorized pricing committee thereof, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreements, (ii) issuance of the Shares pursuant to placement instructions under the Sales Agreements, consistent with the terms authorized in the above-mentioned resolutions of the Board of Trustees or a duly authorized pricing committee thereof, and (iii) receipt by the Trust of the consideration for the Shares sold pursuant to such placement instructions, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Trust of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ POLSINELLI PC